USAA Transfer Agency Company
9800 Fredericksburg Road
San Antonio, TX  78288

Gentlemen:

Pursuant to Section 1(b) of the Transfer Agency Agreement dated as of November 13, 2002, as amended, between USAA Mutual Funds Trust (the Trust), formerly known as USAA State Tax-Free Trust, and USAA Transfer Agency Company, (the Transfer Agent) please be advised that the Trust has established two new series of its shares (New Funds) and new share classes for certain of the New Funds, as set forth below:

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USAA Ultra Short-Term Bond Fund
 USAA Real Return Fund
USAA Real Return Fund – Institutional Shares
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Please be further advised that the Trust desires to retain the Transfer Agent to render transfer agency services under the Transfer Agency Agreement to the New Funds in accordance with the fee schedule attached hereto as Exhibit A.

Please state below whether you are willing to render such services in accordance with the fee schedule attached hereto as Exhibit A.

Attest: /S/CHRISTOPHER P. LAIA Christopher P. Laia Secretary	USAA MUTUAL FUNDS TRUST By: /S/CHRISTOPHER W. CLAUS Christopher W. Claus President

Dated:  October 18, 2010

We are willing to render services to the New Funds in accordance with the fee schedule attached hereto as Exhibit A.

Attest: /S/CHRISTOPHER P. LAIA Christopher P. Laia Secretary	USAA TRANSFER AGENCY COMPANY By: /S/TERRI LUENSMANN Terri Luensmann Vice President

Dated:  October 18, 2010

Exhibit A

USAA Transfer Agency Company

Fee Information for Services as
Plan, Transfer, and Dividend Disbursing Agent

USAA MUTUAL FUNDS TRUST
(formerly known as USAA State Tax-Free Trust)
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Transfer Agency Fee - The annual maintenance charge includes the processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. USAA Transfer Agency Company will charge for each open account from the month the account is opened through January of the year following the year all funds are redeemed from the account.

Ultra Short-Term Bond Fund - charge per account	$25.50
Real Return Fund - charge per account	$23

Transfer Agency Fee - The annual fee includes the processing of all transactions and correspondence. The fee is calculated on average daily net assets at the rate noted below and is accrued daily and paid monthly.

Real Return Fund – Institutional Shares	0.05%

USAA MUTUAL FUNDS TRUST By: /S/CHRISTOPHER W. CLAUS Christopher W. Claus President Dated: October 18, 2010	USAA TRANSFER AGENCY COMPANY By: /S/TERRI LUENSMANN Terri Luensmann Vice President Dated: October 18, 2010